EXHIBIT 7

CERTIFICATE OF MERGER
OF
JSC ACQUISITION CORPORATION
INTO
STONE CONTAINER CORPORATION

Pursuant to Section 251 of the
Delaware General Corporation Law

Stone Container Corporation, a Delaware corporation, which desires to merge with JSC Acquisition Corporation, a Delaware corporation, hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations to the merger are as follows:

Name				State of Incorporation

JSC Acquisition Corporation			Delaware

Stone Container Corporation			Delaware

SECOND: The Agreement and Plan of Merger (the "Merger Agreement") dated as of May 10, 1998, as amended, among Jefferson Smurfit Corporation and each of the constituent corporations to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the Delaware General Corporation Law.

THIRD: Stone Container Corporation is the surviving corporation of the merger.

FOURTH: The merger shall be effective as of the time of the filing of this Certificate.


FIFTH: The Restated Certificate of Incorporation, as amended, of Stone Container Corporation shall be the certificate of incorporation of the surviving corporation (the "Certificate of Incorporation"), except that
(i) Section 6 of Subpart I.B. of ARTICLE FOURTH of the Certificate of Incorporation shall be amended to read in its entirety as set forth in Exhibit A hereto and (ii) Section 7(b) of Subpart I.B. of ARTICLE FOURTH of the Certificate of Incorporation shall be amended by adding the following sentence as a new, penultimate sentence of Section 7(b):

Notwithstanding anything to the contrary in this Section 7, prior to giving notice of intention to exchange, the Corporation shall amend or supplement the Series E Indenture prior to the Series E Exchange Date in order to conform the relevant terms thereof to read substantially similar to the provisions of Section 6.
 .
SIXTH: The executed Merger Agreement is on file at the principal place of business of the surviving corporation, 150 North Michigan Avenue, Chicago, Illinois 60621.

SEVENTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed by its authorized officers.

Dated: November 18, 1998

STONE CONTAINER CORPORATION



By: _/s/ Leslie T. Lederer_________
Name:  Leslie T. Lederer
Title:  Vice President, Secretary and Counsel




EXHIBIT A


Section 6.	Conversion.

(a) Holders of shares of the Series E Preferred Stock shall have the right, exercisable at any time and from time to time, except in the case of shares of the Series E Preferred Stock called for redemption or to be exchanged for Series E Debentures (as described in Section 7 hereof), to convert all or any such shares of the Series E Preferred Stock into shares of common stock, par value $.01 per share ("SSCC Common Stock"), of Smurfit-Stone Container Corporation (formerly known as Jefferson Smurfit Corporation), a Delaware Corporation ("SSCC") (calculated as to each conversion to the nearest 1/100th of a share) at the conversion price of $34.28 per share of SSCC Common Stock (equivalent to a conversion rate of .729 shares of SSCC Common Stock for each share of the Series E Preferred Stock so converted), subject to adjustment as described below. In the case of shares of the Series E Preferred Stock called for redemption or to be exchanged for Series E Debentures (as described in Section 7 hereof), conversion rights will expire at the close of business on the last business day preceding the Series E Redemption Date or the last business day preceding the Series E Exchange Date (as hereinafter defined), as the case may be. Notice of an optional redemption or exchange must be mailed not less than 30 days and not more than 60 days prior to the Series E Redemption Date or Series E Exchange Date, as the case may be. Upon conversion or exchange, no adjustment or payment will be made for dividends or interest, but if any holder surrenders a share of the Series E Preferred Stock for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the next dividend payment date, then, notwithstanding such conversion, the dividend payable on such dividend payment date will be paid to the registered holder of such share on such record date.
In such event, such share, when surrendered for conversion, must be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the share so converted.



(b) Any holder of a share or shares of the Series E Preferred Stock electing to convert such share or shares thereof shall deliver the certificate or certificates therefor to the principal office of any transfer agent for the Common Stock, with the form of notice of election to convert as the Corporation shall prescribe fully completed and duly executed and (if so required by the Corporation or any conversion agent) accompanied by instruments of transfer in form satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and transfer taxes, stamps or funds therefor or evidence of payment thereof if required pursuant to
Section 6(a) or 6(d) hereof. The conversion right with respect to any such shares shall be deemed to have been exercised at the date upon which the certificates therefor accompanied by such duly executed notice of election and instruments of transfer and such taxes, stamps, funds, or evidence of payment shall have been so delivered, and the person or persons entitled to receive the shares of SSCC Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of SSCC Common Stock upon said date.

(c)No fractional shares of SSCC Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the Series E Preferred Stock. If more than one share of the Series E Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of SSCC Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series E Preferred Stock so surrendered. Instead of any fractional shares of SSCC Common Stock which would otherwise be issuable upon conversion of any shares of the Series E Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the closing price for SSCC Common Stock on the last business day preceding the date of conversion. The closing price for such day shall be the last reported sales price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if SSCC Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which SSCC Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of SSCC Common Stock or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If SSCC Common Stock is not quoted on NASDAQ or any comparable system, the Board of Directors of the Corporation shall in good faith determine the current market price on the basis of such quotation as it considers appropriate.

(d)  If a holder converts a share or shares of the Series E Preferred
Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of SSCC Common Stock upon the conversion. The holder, however, shall pay to the Corporation the amount of any tax which is due (or shall establish to the satisfaction of the Corporation payment thereof) if the shares are to be issued in a name other than the name of such holder and shall pay to the Corporation any amount required by the last sentence of
Section 6(a) hereof.

(e)  The certificate of incorporation of SSCC, as amended,  requires
SSCC to make available to the Corporation and to reserve and at all times have reserved out of its authorized but unissued shares of SSCC Common Stock enough shares of SSCC Common Stock to permit the conversion of the then outstanding shares of the Series E Preferred Stock and to take all action necessary so that all shares of SSCC Common Stock which may be issued upon conversion of shares of the Series E Preferred Stock shall be validly issued, fully paid and nonassessable. In order that the Corporation may deliver shares of SSCC Common Stock upon conversion of shares of the Series E Preferred Stock, the Corporation will endeavor to comply with all applicable Federal and State securities laws and will endeavor to cause SSCC to list such shares of SSCC Common Stock to be issued upon conversion on each securities exchange on which SSCC Common Stock is listed.

(f) The conversion rate in effect at any time shall be subject to adjustment from time to time as follows:

(i) In case SSCC shall (1) pay a dividend in shares of SSCC Common Stock to holders of SSCC Common Stock, (2) make a distribution in shares of SSCC Common Stock to holders of SSCC Common Stock, (3) subdivide the outstanding shares of SSCC Common Stock into a greater number of shares of SSCC
Common Stock or (4) combine the outstanding shares of SSCC
Common Stock into a smaller number of shares of SSCC Common
Stock, the conversion rate immediately prior to such action shall be adjusted so that the holder of any shares of the Series E Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of SSCC Common Stock which he would have owned immediately following such action had such shares of the Series E Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this Section 6(f)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.


(ii)	In case SSCC shall issue rights or warrants to
substantially all holders of SSCC Common Stock entitling them (for a period commencing no earlier than the record date for the determination of holders of SSCC Common Stock entitled to receive such rights or warrants and expiring not more than 45 days after such record date) to subscribe for or purchase shares of SSCC Common Stock (or securities convertible into shares of SSCC
Common Stock) at a price per share less than the current market price (as determined pursuant to Section 6(f)(iv)) of SSCC
Common Stock on such record date, the number of shares of SSCC
Common Stock into which each share of the Series E Preferred
Stock shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of shares of SSCC Common Stock into which such share of the Series
E Preferred Stock was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of SSCC Common Stock outstanding on such record date plus the number of additional shares of SSCC Common Stock offered (or into which the convertible securities so offered are convertible), and of which the denominator shall be the number of shares of SSCC Common Stock outstanding on such record date, plus the number of shares of SSCC Common Stock which the aggregate offering price of the offered shares of SSCC Common
Stock (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price. Such adjustments shall become effective immediately after such record date.


(iii)  In case SSCC shall distribute to all holders of SSCC
Common Stock shares of any class of capital stock other than SSCC Common Stock, evidences of indebtedness or other assets
(other than cash dividends out of current or retained earnings), or shall distribute to substantially all holders of SSCC Common Stock rights or warrants to subscribe for securities (other than those referred to in Section 6(f)(ii)), then in each such case the number of shares of SSCC Common Stock into which each share of the Series
E Preferred Stock shall be convertible shall be adjusted so that the same shall equal the number determined by multiplying the number of shares of SSCC Common Stock into which such share of the Series E Preferred Stock was convertible immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price (determined as provided in Section 6(f)(iv)) of SSCC Common Stock on the record date mentioned below, and of which the denominator shall be such current market price of SSCC Common Stock, less the then fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive evidence of such fair market value) of the portion of the assets so distributed or of such subscription rights or warrants applicable to one share of SSCC
Common Stock. Such adjustment shall become effective immediately after the record date for the determination of the holders of SSCC Common Stock entitled to receive such distribution. Notwithstanding the foregoing, in the event that SSCC shall distribute rights or warrants (other than those referred to in Section 6(f)(ii)) ("Rights") pro rata to holders of SSCC
Common Stock, the Corporation may, in lieu of making any adjustment pursuant to this Section 6(f)(iii), have SSCC make proper provision so that each holder of a share of Series E
Preferred Stock who converts such share after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the shares of SSCC Common Stock issuable upon such conversion (the "Conversion Shares"), a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of SSCC Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights; and (ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of SSCC
Common Stock into which a share of the Series E Preferred Stock so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.


(iv)	The current market price per share of SSCC
Common Stock on any date shall be deemed to be the average of the daily closing prices for thirty consecutive trading days commencing forty-five trading days before the day in question. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if SSCC Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which SSCC Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of SSCC Common Stock, or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system, or if SSCC
Common Stock is not quoted on NASDAQ or any comparable system, the closing sale price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.

(v)	In any case in which this Section 6 shall require that
an adjustment be made immediately following a record date, the Corporation may elect to defer (but only until five business days following the mailing of the notice described in Section 6(j)) delivering to the holder of any share of the Series E Preferred Stock converted after such record date the shares of SSCC Common
Stock and other capital stock of SSCC deliverable upon such conversion over and above the shares of SSCC Common Stock and other capital stock of SSCC issuable upon such conversion only on the basis of the conversion rate prior to adjustment; and, in lieu of the shares the delivery of which is so deferred, the Corporation shall request that SSCC issue or cause its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares.

(g)	No adjustment in the conversion rate shall be required until cumulative adjustments result in a concomitant change of 1% or more of the conversion price as existed prior to the last adjustment of the conversion rate; provided, however, that any adjustments which by reason of this
Section 6(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this
Section 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment to the conversion rate shall be made for cash dividends.

(h)In the event that, as a result of an adjustment made pursuant to Section 6(f), the holder of any share of the Series E Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of SSCC other than shares of SSCC Common Stock, thereafter the number of such other shares so receivable upon conversion of any shares of the Series E Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to SSCC Common Stock contained in this Section 6.

(i)	The Corporation may make such increases in the conversion
rate, in addition to those required by Sections 6(f)(i), (ii) and (iii), as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients thereof.

(j)	Whenever the conversion rate is adjusted, the Corporation
shall promptly mail to all holders of record of shares of the Series E Preferred Stock a notice of the adjustment.

(k)	In the event that:

(1)	SSCC takes any action which would require an
adjustment in the conversion rate,

(2)	SSCC consolidates or merges with, or transfers all
or substantially all of its assets to, another corporation and stockholders of SSCC must approve the transaction, or

(3)	there is a dissolution or liquidation of SSCC,

a holder of shares of the Series E Preferred Stock may wish to convert some or all of such shares into shares of SSCC Common Stock prior to the record date for, or the effective date of, the transaction so that he may receive the rights, warrants, securities or assets which a holder of shares of SSCC Common Stock on that date may receive. Therefore, the Corporation shall mail to holders of shares of the Series E Preferred Stock a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least 10 days before such date; however, failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (1), (2) or (3) of this Section 6(k).


(l)	If any of the following shall occur, namely:  (i) any
reclassification or change of outstanding shares of SSCC Common Stock issuable upon conversion of shares of the Series E Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger to which SSCC is a party other than a merger in which SSCC is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of SSCC Common Stock or (iii) any sale or conveyance of all or substantially all of the property or business of SSCC as an entirety, then SSCC or such successor or purchasing corporation, as the case may be, shall as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, provide in its certificate of incorporation or other charter document that each share of the Series E Preferred Stock shall be convertible into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of SSCC Common Stock deliverable upon conversion of such share of the Series E Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such certificate of incorporation or other charter document shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The foregoing, however, shall not in any way affect the right a holder of a share of the Series E Preferred Stock may otherwise have, pursuant to clause (ii) of the last sentence of Section 6(f)(iii), to receive Rights upon conversion of a share of the Series E Preferred Stock. If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of SSCC Common Stock includes shares of capital stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then the certificate of incorporation or other charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of shares of the Series E Preferred Stock as the Board of Directors of the Corporation shall reasonably consider necessary by reason of the foregoing.
The provision of this Section 6(l) shall similarly apply to successive consolidations, mergers, sales or conveyances.